Filed Pursuant to Rule 433
                                                          File No. 333-130390-02


          CMBS New Issue: COMM 2006-C7 *Deal
          Announcement*



Subject:

COMM 2006-C7 - New Issue            $2.447B Fixed Rate Conduit CMBS
COMM Commercial Mortgage Pass-Through Certificates Series 2006-C7

Lead Mgrs:           Deutsche Bank Securities / Banc of America Securities LLC

Co-Mgrs:             JPMorgan/Lehman/Merrill Lynch & Co.

Rating Agencies:     Fitch and S&P

**Collateral:    156 Loans / 184 Properties

Loan Sellers:    German American Capital Corporation (33.25%), Bank of America,
                 N.A. (31.29%), General Electric Capital Corporation (29.17%),
                 CW Capital (6.30%)

Property Types:  Retail 33.62%, Office 17.91%, Multi 14.17%, Hotel 14.02%, Mixed
                 Use 8.06%, Indus 6.14%, MHC 3.21%, SS 2.41%, Land, 0.47%

Geographic:      CA: 15.49%, NY: 9.73%, PA; 8.54%, TX: 5.56%, NV: 5.39%, MI:
                 5.26%, IL: 5.03%, NC: 4.97%, Others: 40.03%

DSCR/LTV         1.37x / 70.47%

Top 10 Loans:    36.43% of the pool, DSCR: 1.37x, LTV: 70.82%

Top 5 Trust Assets

                                     BALANCE       DSCR     LTV

Desert Passage                       131,883,333   1.29x    72.60%
700 South Flower Plaza               130,000,000   1.25x    73.45%
Bon-Ton Department Stores Portfolio  129,670,402   1.20x    79.16%
Granite Run Mall                     122,000,000   1.19x    78.71%
Decoration & Design Building         100,000,000   2.36x    37.04%

**Collateral subject to change

*****************************************************************

Expected Timing
CTS/Red - On or about Wed. May 17th

Roadshow Meetings -

     Wednesday, May 17 (PM) - Afternoon New York Meetings

     Thursday, May 18 - 8:30AM Minnie (Grand) / 2:00PM Chicago (DB Offices)

     Friday, May 19 - New York Meetings - Global Investor Call 1:00PM
                Global Investor Call Dial-In Information:
                Time: 1:00PM, Friday, May 19th
                Dial-In Number: (866)-261-7280 / Access Code: 908427
                Replay Number: (866)-266-2081 / Access Code: 908427

     Monday, May 22 - 8:30AM Hartford (Goodwin) / 12:30PM Boston

Launch/Px         -  Mid week of May 22nd

Settlement        -  June 7, 2006

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC File No. 333-130390) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-503-4611 or by email to the following address: blake.catlett@db.com.

This free writing prospectus does not contain all information that is required to be included in a prospectus required to be filed as part of a registration statement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates, until we have accepted your offer to purchase Certificates.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such Certificates, the underwriters will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof) regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss,spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes. ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS SENTENCE ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

Subject:  COMM 2006-C7 *Term Sheet/AnnexA/Revised Roadshow* PUBLICS

COMM 2006-C7 - New Issue            $2.447B Fixed Rate Conduit CMBS
COMM Commercial Mortgage Pass-Through Certificates Series 2006-C7
[TERMSHEET AND ANNEX A ATTACHED]

Lead Mgrs:           Deutsche Bank Securities / Banc of America Securities LLC

Co-Mgrs:             JPMorgan/Lehman/Merrill Lynch & Co.

Rating Agencies:     S&P / Fitch

Class   Size($mm)  (S&P/Fitch)  Sub Lvl     WAL     Prin Window
A-1        90.0      AAA/AAA    30.000%    2.99     1-53
A-2       108.0      AAA/AAA    30.000%    4.83     53-60
A-3        40.1      AAA/AAA    30.000%    6.51     74-82
A-AB       98.8      AAA/AAA    30.000%    7.23     60-108
A-4     1,052.7      AAA/AAA    30.000%    9.75     108-119
A-1A      323.5      AAA/AAA    30.000% **NO LONGER AVAILABLE**
A-M       244.7      AAA/AAA    20.000%    9.93     119-119
A-J       189.7      AAA/AAA    12.250%    9.98     119-120
B          52.0      AA/AA      10.125%    10.01    120-120
C          24.5      AA-/AA-     9.125%    10.01    120-120

**Collateral:    156 Loans / 184 Properties

Loan Sellers:    German American Capital Corporation (33.25%), Bank of America,
                 N.A. (31.29%), General Electric Capital Corporation (29.17%),
                 CW Capital (6.30%)

Property Types:  Retail 33.62%, Office 17.91%, Multi 14.17%, Hotel 14.02%, Mixed
                 Use 8.06%, Indus 6.14%, MHC 3.21%, SS 2.41%, Land 0.47%

Geographic:      CA: 15.49%, NY: 9.73%, PA; 8.54%, TX: 5.56%, NV: 5.39%, MI:
                 5.26%, IL: 5.03%, NC: 4.97%, Others: 40.03%

DSCR/LTV         1.37x / 70.47%

Top 10 Loans:    36.43% of the pool, DSCR: 1.37x, LTV: 70.82%

Top 5 Trust Assets

                                     BALANCE       DSCR     LTV

Desert Passage                       131,883,333   1.29x    72.60%
700 South Flower Plaza               130,000,000   1.25x    73.45%
Bon-Ton Department Stores Portfolio  129,670,402   1.20x    79.16%
Granite Run Mall                     122,000,000   1.19x    78.71%
Decoration & Design Building         100,000,000   2.36x    37.04%

**Collateral subject to change

*****************************************************************

Expected Timing

CTS/Red - CTS - Electronics delivered Wednesday, May 17

          Red - Hard copies delivered Thursday, May 18

Roadshow Meetings (* indicates change in schedule from previous distribution)

     Wednesday, May 17 (PM) - Afternoon New York Meetings

   * Thursday, May 18 - 8:30AM Minnie (Grand) / 3:00PM Chicago (DB Offices)

     Friday, May 19 - New York Meetings - Global Investor Call 1:00PM
                Global Investor Call Dial-In Information:
                Time: 1:00PM, Friday, May 19th
                Dial-In Number: (866)-261-7280 / Access Code: 908427
                Replay Number: (866)-266-2081 / Access Code: 908427

   * Monday, May 22 -  8:30AM Boston / 12:00PM Hartford (Goodwin)


Launch/Px         -  Mid week of May 22nd

Settlement        -  June 7, 2006

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC File No. 333-130390) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing trust and this offering.

You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-503-4611 or by email to the following address: blake.catlett@db.com.

This free writing prospectus does not contain all information that is required to be included in a prospectus required to be filed as part of a registration statement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates, until we have accepted your offer to purchase Certificates.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such Certificates, the underwriters will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof) regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss,spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS SENTENCE ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.